Exhibit 11


THE SCOTTS COMPANY


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               Computation of Net Income Per Common Share
                         Primary (Unaudited)
            (Dollars in thousands except per share amounts)

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                                                 For the Three Months Ended
                                                 January 1      December 31
                                                   1994             1994

Net loss for computing net loss
   per common share:

Net loss                                         $  (1,557)     $  (3,138)

Net loss per common share:

Net loss per common share                        $    (.08)          (.17)


                     Computation of Weighted Average Number
                    of Common Shares Outstanding (Unaudited)


                                                 For the Three Months Ended
                                                 January 1      December 31
                                                   1994             1994


Weighted average number of
   shares for computing net loss
   per common share                            18,658,535(1)   18,667,064(1)


______________
(1) On a fully diluted basis, weighted average shares outstanding did not differ from the primary calculation due to the antidilutive effect of common stock equivalents in a loss period.


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